Exhibit 5







                            May 11, 1995


LabOne, Inc.
10310 West 84th Terrace
Lenexa, Kansas 66214

Gentlemen:

               We refer to the Registration Statement of LabOne, Inc. (the "Company") on Form S-8, dated May 11, 1995, to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 350,000 additional shares of Common Stock of the Company to be offered under the LabOne, Inc. Long-Term Incentive Plan, as amended (the "Plan").

               We have examined the Certificate of Incorporation of the Company, its By-laws, the minutes of the meetings of its Board of Directors and stockholders, and other Company records pertaining to this opinion which we have deemed relevant. Based upon this examination, it is our opinion that all necessary corporate action has been taken to authorize the issuance and sale of 350,000 additional shares of Common Stock under the Plan for the consideration set forth in the Plan and, upon the issuance and sale of said 350,000 shares for such consideration, said shares will be legally issued, fully paid and non-assessable.

               We hereby consent to the reference to us under the heading "Legal Opinion" in the Prospectus which constitutes a part of the Registration Statement and also consent to the inclusion of this opinion in the Registration Statement as Exhibit (5) thereto.

                                     Very truly yours,

                                     HILLIX, BREWER, HOFFHAUS,
                                       WHITTAKER & WRIGHT, L.L.C.


                                     /s/Whitney F. Miller
                                     Whitney F. Miller
WFM:jb